UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2013

Digital Generation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On January 10, 2013, the Board of Directors of Digital Generation, Inc. (the “Company) approved a form of Indemnification Agreement to be entered into with each current member of the Company’s Board of Directors (the “Board”) and the Company’s Chief Financial Officer, General Counsel and Controller.  The Indemnification Agreement provides that the Company will, to the fullest extent permitted by law, indemnify each director and officer against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding, whether brought by or in the name of the Company or otherwise, to which the director or officer is a party by reason of his or her relationship with the Company. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the director or officer in connection with any proceeding covered by the Indemnification Agreement.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a form of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 8.01      Other Events.

On January 10, 2013, the Company received notice that the delisting action undertaken by the Nasdaq Listing Qualification Staff (the “Staff”) has been stayed based upon the Company’s appeal of the Staff determination to delist the Company’s securities from The Nasdaq Stock Market. The Company’s appeal will be heard at an oral hearing scheduled for Thursday, March 21, 2013. As previously announced, the Company intends to hold its 2012 Annual Meeting of Stockholders and thereby come back into compliance with The Nasdaq Stock Market continued listing requirements on February 21, 2013.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit
10.1	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION, INC.

Date: January 15, 2013	By:	/s/ Sean N. Markowitz
Name: Sean N. Markowitz
Title: General Counsel

EXHIBIT INDEX

Exhibit	Description of Exhibit
10.1	Form of Indemnification Agreement.